Exhibit 99.1

Investor Contact:                         Media Contact:
Lindsey Opsahl                        Leslie Wojcik
SEI                                SEI
+1 610-676-4052                        +1 610-676-4191
lopsahl@seic.com                        lwojcik@seic.com
Pages:        7

FOR IMMEDIATE RELEASE

SEI Reports Third-Quarter 2019 Financial Results

Company Hits $1 Trillion in Combined Assets under Management, Administration and Advisement

OAKS, Pa., Oct. 23, 2019 – SEI Investments Company (NASDAQ:SEIC) today announced financial results for the third-quarter 2019. Diluted earnings per share were $0.86 in third-quarter 2019 compared to $0.80 in third-quarter 2018.

Consolidated Overview
(In thousands, except earnings per share)	For the Three Months Ended Sept. 30,			For the Nine Months Ended Sept. 30,
	2019	2018	%	2019	2018	%

Revenues	$416,254	$408,682	2%	$1,226,660	$1,219,110	1%
Net income	132,168	128,319	3%	372,689	389,834	(4)%
Diluted earnings per share	$0.86	$0.80	8%	$2.40	$2.41	—%
"Our third-quarter financial and new business sales results reflect continued success in our Investment Management Services business and growing momentum in our Private Banks segment," said Alfred P. West, Jr., SEI Chairman and CEO.
"We continue to invest in technology and business platforms that position us to take advantage of large opportunities and provide innovative client solutions. We are pleased with our progress and will continue to execute our strategy to deliver long-term value for our shareholders, clients and employees.”

Summary of Third-Quarter Results by Business Segment

(In thousands)	For the Three Months Ended Sept. 30,			For the Nine Months Ended Sept. 30,
	2019	2018	%	2019	2018	%
Private Banks:
Revenues	$117,250	$118,449	(1)%	$351,601	$361,739	(3)%
Expenses	110,788	116,471	(5)%	329,540	343,515	(4)%
Operating Profit	6,462	1,978	227%	22,061	18,224	21%
Operating Margin	6%	2%		6%	5%

Investment Advisors:
Revenues	103,033	102,550	—%	297,916	301,632	(1)%
Expenses	51,509	53,287	(3)%	154,569	158,792	(3)%
Operating Profit	51,524	49,263	5%	143,347	142,840	—%
Operating Margin	50%	48%		48%	47%

Institutional Investors:
Revenues	80,337	83,466	(4)%	241,559	252,391	(4)%
Expenses	37,268	40,497	(8)%	115,383	122,617	(6)%
Operating Profit	43,069	42,969	—%	126,176	129,774	(3)%
Operating Margin	54%	51%		52%	51%

Investment Managers:
Revenues	112,186	101,275	11%	326,037	295,696	10%
Expenses	71,889	65,296	10%	209,326	191,955	9%
Operating Profit	40,297	35,979	12%	116,711	103,741	13%
Operating Margin	36%	36%		36%	35%

Investments in New Businesses:
Revenues	3,448	2,942	17%	9,547	7,652	25%
Expenses	7,926	5,769	37%	20,663	16,807	23%
Operating Loss	(4,478)	(2,827)	NM	(11,116)	(9,155)	NM

Totals:
Revenues	$416,254	$408,682	2%	$1,226,660	$1,219,110	1%
Expenses	279,380	281,320	(1)%	829,481	833,686	(1)%
Corporate Overhead Expenses	16,237	14,942	9%	52,845	46,398	14%
Income from Operations	$120,637	$112,420	7%	$344,334	$339,026	2%

Third-Quarter Business Highlights:

•	Revenues from Asset management, administration, and distribution fees increased primarily from higher assets under administration in our Investment Managers segment.

•
Our average assets under administration increased $94.8 billion, or 16%, to $654.0 billion in the third-quarter 2019, as compared to $564.2 billion during the third-quarter 2018 (see attached Average Asset Balances schedules for further details).

•
Our average assets under management, excluding LSV, increased $5.5 billion, or 2%, to $233.0 billion in the third-quarter 2019, as compared to $227.5 billion during the third-quarter 2018 (see attached Average Asset Balances schedules for further details).

•
Sales events, net of client losses, during third-quarter 2019 totaled approximately $42.7 million and are expected to generate net annualized recurring revenues of approximately $33.2 million when contract values are fully realized.

•
Our earnings from LSV decreased by $4.1 million, or 10%, to $37.6 million in third-quarter 2019 as compared to $41.7 million in third-quarter 2018. The decrease in earnings was due to negative cash flows, client losses, reduced performance fees earned by LSV and a decline in assets under management from market depreciation.

•
We capitalized $7.3 million of software development costs in third-quarter 2019 for continued enhancements to the SEI Wealth PlatformSM (SWP). Amortization expense related to SWP was $10.7 million in third-quarter 2019.

•	Our effective tax rates were 18.9% in third-quarter 2019 and 18.6% in third-quarter 2018.

•	We repurchased 1.4 million shares of our common stock for $81.4 million during the third-quarter 2019.

Earnings Conference Call
A conference call to review earnings is scheduled for 4:30 p.m. Eastern Time on Oct. 23, 2019. Investors may listen to the call at seic.com/ir-events. Investors may also listen to a replay by telephone at (USA) 866-207-1041; (International) 402-970-0847; Access Code: 5136905.

About SEI
After 50 years in business, SEI (NASDAQ:SEIC) remains a leading global provider of investment processing, investment management, and investment operations solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth.
As of Sept. 30, 2019, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages, advises or administers $1 trillion in hedge, private equity, mutual fund and pooled or separately managed assets, including $335 billion in assets under management and $662 billion in client assets under administration. For more information, visit seic.com.

This release contains forward looking statements within the meaning or the rules and regulations of the Securities and Exchange Commission. In some cases you can identify forward-looking statements by terminology such as ‘‘may’’, ‘‘will’’, ‘‘expect’’, ‘‘believe’’ and ‘‘continue’’ or ‘‘appear.’’ Our forward-looking statements include our current expectations as to:

•	revenue that we believe will be generated by sales events that occurred during the quarter,

•	the growth and momentum of our businesses,

•	the degree to, and the manner in, which invest in our technologies and platforms,

•	the degree to which our investments will position us to take advantage of market opportunities, and

•	whether our current initiatives will create value for our employees, clients and shareholders.
You should not place undue reliance on our forward-looking statements as they are based on the current beliefs and expectations of our management and subject to significant risks and uncertainties many of which are beyond our control or are subject to change. Although we believe the assumptions upon which we base our forward-looking statements are reasonable, they could be inaccurate. Some of the risks and important factors that could cause actual results to differ from those described in our forward-looking statements can be found in the “Risk Factors” section of our Annual Report on Form 10 -K for the year ended December 31, 2018, filed with the Securities and Exchange Commission.
# # #

SEI INVESTMENTS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended Sept. 30,		For the Nine Months Ended Sept. 30,
	2019	2018	2019	2018

Asset management, admin. and distribution fees	$330,943	$322,778	$969,812	$955,495
Information processing and software servicing fees	85,311	85,904	256,848	263,615

Total revenues	416,254	408,682	1,226,660	1,219,110

Subadvisory, distribution and other asset mgmt. costs	44,978	45,276	134,960	135,690
Software royalties and other information processing costs	7,198	7,767	22,719	24,462
Compensation, benefits and other personnel	130,579	127,480	386,913	379,132
Stock-based compensation	5,453	5,878	15,555	16,396
Consulting, outsourcing and professional fees	48,789	51,758	144,325	150,906
Data processing and computer related	22,338	21,754	65,514	63,478
Facilities, supplies and other costs	15,926	16,689	51,771	52,085
Amortization	12,947	12,405	38,407	36,420
Depreciation	7,409	7,255	22,162	21,515

Total expenses	295,617	296,262	882,326	880,084

Income from operations	120,637	112,420	344,334	339,026

Net gain (loss) on investments	611	89	2,121	(460)
Interest and dividend income	4,167	3,482	12,737	9,146
Interest expense	(154)	(122)	(477)	(511)
Equity in earnings of unconsolidated affiliate	37,609	41,726	112,758	123,406

Income before income taxes	162,870	157,595	471,473	470,607

Income taxes	30,702	29,276	98,784	80,773

Net income	$132,168	$128,319	$372,689	$389,834

Basic earnings per common share	$0.88	$0.82	$2.45	$2.48

Shares used to calculate basic earnings per share	150,855	156,283	152,009	157,086

Diluted earnings per common share	$0.86	$0.80	$2.40	$2.41

Shares used to calculate diluted earnings per share	154,227	160,511	155,311	162,053

Dividends declared per common share	$—	$—	$0.33	$0.30

SEI INVESTMENTS COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Sept. 30,	Dec. 31,
	2019	2018
Assets
Current Assets:
Cash and cash equivalents	$767,809	$754,525
Restricted cash	3,100	3,514
Receivables from investment products	52,140	49,869
Receivables, net of allowance for doubtful accounts of $1,311 and $718	349,332	315,336
Securities owned	32,862	30,892
Other current assets	34,894	36,676
Total Current Assets	1,240,137	1,190,812

Property and Equipment, net of accumulated depreciation of $346,377 and $338,206	154,584	145,863
Operating Lease Right-of-Use Assets	41,054	—
Capitalized Software, net of accumulated amortization of $430,644 and $395,171	300,848	309,500
Investments Available for Sale	101,580	111,901
Investments in Affiliated Funds, at fair value	5,533	4,887
Investment in Unconsolidated Affiliate	41,437	52,342
Goodwill	64,489	64,489
Intangible Assets, net of accumulated amortization of $7,853 and $5,090	28,907	31,670
Deferred Contract Costs	28,506	24,007
Deferred Income Taxes	1,421	2,042
Other Assets, net	32,109	34,155
Total Assets	$2,040,605	$1,971,668

Liabilities and Equity
Current Liabilities:
Accounts payable	$8,712	$10,920
Accrued liabilities	193,919	279,634
Short-term operating lease liabilities	7,888	—
Deferred revenue	5,529	5,154
Total Current Liabilities	216,048	295,708

Long-term Taxes Payable	803	803
Deferred Income Taxes	56,339	57,795
Long-term Operating Lease Liabilities	37,816	—
Other Long-term Liabilities	26,292	24,215
Total Liabilities	337,298	378,521

Shareholders' Equity:
Common stock, $0.01 par value, 750,000 shares authorized; 150,222 and 153,634 shares issued and outstanding	1,502	1,536
Capital in excess of par value	1,137,636	1,106,641
Retained earnings	599,949	517,970
Accumulated other comprehensive loss, net	(35,780)	(33,000)
Total Shareholders' Equity	1,703,307	1,593,147
Total Liabilities and Shareholders' Equity	$2,040,605	$1,971,668

ENDING ASSET BALANCES
(In millions) (Unaudited)

	Sept. 30,	Dec 31,	Mar. 31,	Jun. 30,	Sept. 30,
	2018	2018	2019	2019	2019
Private Banks:
Equity and fixed-income programs	$22,739	$20,453	$22,369	$22,563	$22,580
Collective trust fund programs	4	4	4	4	4
Liquidity funds	3,142	3,633	3,753	3,322	3,695
Total assets under management	$25,885	$24,090	$26,126	$25,889	$26,279
Client assets under administration	23,394	20,226	22,886	23,387	23,985
Total assets	$49,279	$44,316	$49,012	$49,276	$50,264

Investment Advisors:
Equity and fixed-income programs	$63,958	$55,395	$61,277	$64,591	$65,059
Collective trust fund programs	5	7	5	6	4
Liquidity funds	3,182	5,948	4,362	2,618	2,673
Total assets under management	$67,145	$61,350	$65,644	$67,215	$67,736

Institutional Investors:
Equity and fixed-income programs	$85,248	$78,765	$82,578	$82,335	$82,659
Collective trust fund programs	74	79	79	78	81
Liquidity funds	2,544	2,234	2,529	2,173	2,290
Total assets under management	$87,866	$81,078	$85,186	$84,586	$85,030
Client assets under advisement	4,131	3,359	3,694	3,598	4,467
Total assets	$91,997	$84,437	$88,880	$88,184	$89,497

Investment Managers:
Equity and fixed-income programs	$99	$89	$—	$—	$—
Collective trust fund programs	46,934	42,804	49,232	51,838	53,169
Liquidity funds	580	336	704	472	477
Total assets under management	$47,613	$43,229	$49,936	$52,310	$53,646
Client assets under administration (A)	552,411	552,318	585,997	607,086	637,986
Total assets	$600,024	$595,547	$635,933	$659,396	$691,632

Investments in New Businesses:
Equity and fixed-income programs	$1,179	$1,257	$1,466	$1,566	$1,621
Liquidity funds	162	189	218	141	132
Total assets under management	$1,341	$1,446	$1,684	$1,707	$1,753
Client assets under advisement	730	687	729	887	825
Total assets	$2,071	$2,133	$2,413	$2,594	$2,578

LSV Asset Management:
Equity and fixed-income programs (B)	$109,363	$96,114	$103,163	$103,575	$100,295

Total:
Equity and fixed-income programs (C)	$282,586	$252,073	$270,853	$274,630	$272,214
Collective trust fund programs	47,017	42,894	49,320	51,926	53,258
Liquidity funds	9,610	12,340	11,566	8,726	9,267
Total assets under management	$339,213	$307,307	$331,739	$335,282	$334,739
Client assets under advisement	4,861	4,046	4,423	4,485	5,292
Client assets under administration (D)	575,805	572,544	608,883	630,473	661,971
Total assets	$919,879	$883,897	$945,045	$970,240	$1,002,002

(A)	Client assets under administration in the Investment Managers segment include $52.6 billion of assets that are at fee levels below our normal full-service assets (as of Sept. 30, 2019).

(B)	Equity and fixed-income programs include $2.4 billion of assets managed by LSV in which fees are based on performance only (as of Sept. 30, 2019).

(C)	Equity and fixed-income programs include $5.7 billion of assets invested in various asset allocation funds at Sept. 30, 2019.

(D)	In addition to the numbers presented, SEI also administers an additional $12.4 billion in Funds of Funds assets (as of
Sept. 30, 2019) on which SEI does not earn an administration fee.

AVERAGE ASSET BALANCES
(In millions) (Unaudited)

	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.
	2018	2018	2019	2019	2019
Private Banks:
Equity and fixed-income programs	$22,516	$21,383	$21,831	$22,088	$22,432
Collective trust fund programs	4	4	4	4	4
Liquidity funds	3,376	3,265	3,706	3,388	3,625
Total assets under management	$25,896	$24,652	$25,541	$25,480	$26,061
Client assets under administration	23,175	21,608	22,098	23,124	23,717
Total assets	$49,071	$46,260	$47,639	$48,604	$49,778

Investment Advisors:
Equity and fixed-income programs	$63,399	$59,954	$58,732	$62,419	$64,761
Collective trust fund programs	5	4	5	6	5
Liquidity funds	2,958	3,452	5,298	3,465	2,580
Total assets under management	$66,362	$63,410	$64,035	$65,890	$67,346

Institutional Investors:
Equity and fixed-income programs	$84,885	$81,833	$81,725	$82,597	$82,398
Collective trust fund programs	74	75	79	78	80
Liquidity funds	2,469	2,449	2,375	2,342	2,287
Total assets under management	$87,428	$84,357	$84,179	$85,017	$84,765
Client assets under advisement	4,263	3,566	3,494	3,641	3,797
Total assets	$91,691	$87,923	$87,673	$88,658	$88,562

Investment Managers:
Equity and fixed-income programs	$95	$96	$—	$—	$—
Collective trust fund programs	45,856	44,009	47,322	50,108	52,587
Liquidity funds	555	480	559	497	460
Total assets under management	$46,506	$44,585	$47,881	$50,605	$53,047
Client assets under administration (A)	541,063	561,043	572,065	600,509	630,328
Total assets	$587,569	$605,628	$619,946	$651,114	$683,375

Investments in New Businesses:
Equity and fixed-income programs	$1,148	$1,198	$1,394	$1,436	$1,609
Liquidity funds	146	179	202	178	142
Total assets under management	$1,294	$1,377	$1,596	$1,614	$1,751
Client assets under advisement	777	958	708	917	842
Total assets	$2,071	$2,335	$2,304	$2,531	$2,593

LSV Asset Management:
Equity and fixed-income programs (B)	$109,527	$99,791	$104,517	$102,919	$100,094

Total:
Equity and fixed-income programs (C)	$281,570	$264,255	$268,199	$271,459	$271,294
Collective trust fund programs	45,939	44,092	47,410	50,196	52,676
Liquidity funds	9,504	9,825	12,140	9,870	9,094
Total assets under management	$337,013	$318,172	$327,749	$331,525	$333,064
Client assets under advisement	5,040	4,524	4,202	4,558	4,639
Client assets under administration (D)	564,238	582,651	594,163	623,633	654,045
Total assets	$906,291	$905,347	$926,114	$959,716	$991,748

(A)	Average client assets under administration in the Investment Managers segment during third-quarter 2019 include $52.6 billion that are at fee levels below our normal full-service assets.

(B)	Equity and fixed-income programs include $2.7 billion of average assets managed by LSV in which fees are based on performance only during third-quarter 2019.

(C)	Equity and fixed-income programs include $5.7 billion of average assets invested in various asset allocation funds during third-quarter 2019.

(D)
In addition to the numbers presented, SEI also administers an additional $12.4 billion of average assets in Funds of Funds assets during third-quarter 2019 on which SEI does not earn an administration fee.